UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

January 27, 2017

PRO-DEX, INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-14942	84-1261240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2361 McGaw Avenue

Irvine, California 92614

(Address of Principal Executive Offices)

(949) 769-3200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 27, 2017, Pro-Dex, Inc. (“Pro-Dex” or the “Company”) entered into an Agreement for Sale and Purchase of Business Assets (the “Purchase Agreement”), dated January 27, 2017, with OMS Motion, Inc., an Oregon corporation (“Purchaser”), pursuant to which, among other things, Pro-Dex sold substantially all of the assets and assigned certain specified liabilities of the Company’s Oregon Micro Systems division (the “OMS Division”) based in Beaverton, Oregon (the “OMS Asset Sale”). The OMS Division designs and manufactures embedded multi-axis motion controllers, which are sold to distributors or original equipment manufacturers in the automation and research industries. Purchaser is a corporation formed by the Company’s former general manager of the OMS Division for purposes of effecting the OMS Asset Sale. The former manager’s employment with the Company was terminated concurrent with the closing of the OMS Asset Sale, which occurred simultaneously with the execution of the Purchase Agreement.

The aggregate purchase price for the OMS Asset Sale was $640,000, subject to adjustment based upon the value of the OMS receivables at the date of close. The preliminary calculation made on January 26, 2017 indicated an adjusted purchase price of $616,094 which was paid to the Company in cash on January 27, 2017. The amount is subject to adjustment for the final reconciliation of OMS accounts receivable as of the close of business on January 27, 2017. There is no portion of the purchase price that is subject to an escrow, promissory note, earn-out or other deferred payment. At the closing, Purchaser assumed liability for the parts and labor of all outstanding warranty obligations, but substantially all other pre-closing liabilities remain an obligation of Pro-Dex. The Agreement also contains other representations, warranties, covenants, and indemnities customary for a transaction of this type.

In connection with the Purchase Agreement, the Company entered into a Noncompetition and Nonsolicitation Agreement with Purchaser, dated as of January 27, 2017 (the “Non-Compete Agreement”), pursuant to which the Company agreed for a period of two years after the closing not to (i) compete with Purchaser in designing, manufacturing or selling motion controllers and (ii) solicit the employees or customers of Purchaser. Additionally, effective as of the closing, the Company assigned to Purchaser the Company’s rights and obligations under the Beaverton, Oregon lease out of which the OMS Division operates.

Copies of the Purchase Agreement and the Non-Compete Agreement are attached as Exhibits 10.1 and 10.2, respectively, to this Current Report. The above descriptions are qualified in their entirety by reference to the complete text of the Purchase Agreement and the Non-Compete Agreement.

The Purchase Agreement and Non-Compete Agreement have been included to provide investors with information regarding their terms. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Purchase Agreement and Non-Compete Agreement were made only for purposes of the Purchase Agreement and Non-Compete Agreement as of the specific dates therein, are solely for the benefit of the parties to the Purchase Agreement and Non-Compete Agreement, may be subject to limitations agreed upon by the contracting parties, including, among others, being qualified by disclosures made for the purposes of allocating contractual risk between the parties instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement or Non-Compete Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Purchase Agreement or Non-Compete Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Rather, investors and the public should look to the disclosures contained in the Company’s reports under the Securities Exchange Act of 1934, as amended.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On January 27, 2017, the Company sold substantially all of the assets and assigned certain specified liabilities of its OMS Division as described in Item 1.01 of this Current Report. The description of the OMS Asset Sale disclosed in Item 1.01 is incorporated in its entirety by reference into this Item 2.01.

Item 8.01	Other Events.

On January 30, 2017, the Company is issuing a press release announcing the sale of the OMS Division. A copy of the press release is attached to this Form 8-K as Exhibit 99.1, which is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description

10.1	Agreement for Sale and Purchase of Business Assets dated January 27, 2017 by and between Pro-Dex, Inc. and OMS Motion, Inc.
10.2	Noncompetition and Nonsolicitation Agreement dated January 27, 2017 by and between Pro-Dex, Inc. and OMS Motion, Inc.
99.1	Press Release dated January 30, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 30, 2017

Pro-Dex, Inc.

By:	/s/ Alisha K. Charlton
Alisha K. Charlton Chief Financial Officer

-4-